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                                                                    EXHIBIT 10.6





                        RIGHT OF FIRST REFUSAL AGREEMENT


THIS AGREEMENT is made and entered into as of the 12th day of April 1996, by and between HESKA CORPORATION, 1825 Sharp Point Drive, Fort Collins, Colorado 80525, USA (hereinafter referred to as "Heska") and CIBA-GEIGY LIMITED, 4002 Basle, Switzerland (hereinafter referred to as "Ciba").

WHEREAS, simultaneously with the execution of this Agreement, (i) Ciba is purchasing an aggregate of 3,000,000 shares of the Series F Preferred Stock of Heska, (ii) Ciba and Heska are entering into Marketing Agreements pursuant to which Ciba will obtain certain rights to market certain of Heska's products, and (iii) Ciba and Heska are entering into a Screening and Development Agreement pursuant to which Ciba will have certain rights to use molecular targets and tools discovered by Heska for screening purposes and to develop certain products resulting from such screening.

WHEREAS, in addition to the foregoing agreements, Heska has agreed to grant Ciba a right of first refusal on certain corporate partnerships as described more fully below.

NOW THEREFORE, the parties agree as follows:

ARTICLE 1 - RIGHTS GRANTED

1.1 Subject to the other provisions of this Agreement and to the obligations of Heska pursuant to its current agreements with Bayer AG and Eisai Corp., Ltd., prior to licensing to any third party any products or technology developed or acquired by Heska for companion animal or food animal applications, Heska shall first offer such rights to Ciba. Ciba shall indicate within 30 days of such offer whether it is interested in discussing a possible agreement with Heska concerning such products or technology. If Ciba indicates it is not interested, Heska may thereafter license such products or technology to one or more third parties on terms acceptable to Heska. If Ciba indicates it is interested, Ciba and Heska shall discuss the possible opportunity and attempt to reach a mutually satisfactory agreement.
         If Ciba and Heska are unable to reach such an agreement within a 1 20 day period following Ciba's indication of interest, Heska may thereafter license such products or technology to one or more third parties, provided that the terms concluded with such third parties, considered as a whole, are not materially more favorable to such third parties than the terms last offered by Heska to Ciba.

1.2 Notwithstanding Section 1.1, Heska shall not be restricted from entering into agreements with Third Party Distributors to distribute products under Heska's trademark or trade name without compliance with
         Section 1.1. "Third Party Distributors" shall mean entities engaged primarily in the
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        business of distributing finished products without performing substantial development or manufacturing thereon.

1.3 Ciba has previously indicated to Heska that it is not interested in the bovine vaccine products and technology under development at Diamond Animal Health, Inc., and accordingly Heska may license any such products or technology (in their present state or as they may be further developed) without compliance with Section 1.1.

1.4 To the extent that the rights of Bayer AG under its current agreements with Heska with respect to the canine heartworm vaccine are terminated for any reason, and provided that USDA prelicensing serials with respect to such vaccine are completed on or before December 31, 2005, then to the extent of such termination such product shall be added as a "Product" under Section 1.1 of each of the Marketing Agreements dated the date hereof between Heska and Ciba (collectively, the "Marketing Agreements") concerning distribution of flea control vaccine and feline heartworm control vaccines both within the U.S. and outside the U.S.

ARTICLE 2 - TERM

2.1 Heska's obligations under Article 1 (other than Section 1.4) shall terminate as to licenses granted by Heska after December 31, 2005.

2.2 Heska's obligations under Section 1.4 shall terminate as to each Marketing Agreement upon termination of such Marketing Agreement.

ARTICLE 3 - MISCELLANEOUS

3.1 All notices and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed by certified or registered mail, postage prepaid, or delivered by overnight delivery or express courier, addressed to the parties at their addresses shown below, or at such other address as a party shall hereafter furnish to the other in writing. All notices that are mailed shall be deemed delivered five (5) days after deposit in the United States mail.

3.2 This Agreement and all rights and obligations hereunder are personal to the parties hereto and may not be assigned without the express prior written consent of the other; provided, however, that Ciba may assign all of its rights and obligations hereunder, without the prior consent of Heska, in connection with the merger of Ciba-Geigy Limited and Sandoz Limited, and the formation of a new entity, Novartis.






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3.3      This Agreement shall be governed by and construed under the laws of the State of California, without regard to the conflict of laws provisions thereof.

3.4 This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                HESKA CORPORATION


                                By: /s/ FRED M. SCHWARZER
                                   -----------------------------------

                                Title: President
                                      --------------------------------

                       Address: 1825 Sharp Point Drive
                                Fort Collins, CO 80525
                                Attention: President


                                ClBA-GElGY, LIMITED, a Swiss corporation


                                By: /s/ H.B. GURTLER
                                   -----------------------------------

                                Title: President Animal Health Division
                                      --------------------------------

                                By: /s/ DR. P. KORNICKER
                                   -----------------------------------

                                Title: Division Counsel
                                      --------------------------------

                       Address: 4002 Basle, Switzerland





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